Exhibit 99.01

Glu Mobile Prices $13.2 Million Public Offering of Common Stock

SAN FRANCISCO—September 12, 2013— Glu Mobile Inc. (NASDAQ:GLUU), a leading global developer and publisher of free-to-play games for smartphone and tablet devices, priced an underwritten public offering of 6,300,000 shares of its common stock at $2.10 per share for gross proceeds of $13.2 million. Glu has also granted the underwriters a 30-day option to purchase up to an additional 945,000 shares of common stock to cover over-allotments, if any. The offering is expected to close on September 17, 2013, subject to satisfaction of customary closing conditions.

Glu expects to receive net proceeds of approximately $12.1 million from the sale of common stock, after deducting the underwriters’ discounts and other estimated offering expenses. The net proceeds from the offering will be used for working capital and other general corporate purposes, which may include growing Glu’s publishing business, further investment in the GluOn games-as-a-service technology platform and the acquisition of, or investment in, companies, technologies, products or assets that complement Glu’s business.

Canaccord Genuity Inc. is acting as the sole book-running manager for the offering and Needham & Company, LLC and Roth Capital Partners, LLC are acting as co-managers for the offering.

The offering is being made pursuant to an effective shelf registration statement previously filed with the Securities and Exchange Commission (SEC). A final prospectus supplement and accompanying prospectus describing the terms of the offering will be filed with the SEC. Any offer, if at all, will be made only by means of a prospectus supplement and accompanying prospectus forming a part of the effective registration statement. Before investing, you should read the prospectus supplement and the accompanying prospectus, and other documents that Glu has filed or will file with the SEC, for information about Glu Mobile and this offering.

When available, copies of the final prospectus supplement and accompanying prospectus relating to the offering may be obtained by sending a request to the offices of Canaccord Genuity Inc., Attn: Syndicate Department, 99 High Street, 12th Floor, Boston, MA 02110 at (617) 371-3900. The final prospectus supplement and accompanying prospectus also will be available on the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any of the securities, nor shall there be any sale of these securities, in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Forward-Looking Statements

This press release contains certain “forward-looking statements” related to the businesses of Glu Mobile Inc. which can be identified by the use of forward-looking terminology such as “believes,” “expects,” “plans” or similar expressions, including expectations regarding completion of and anticipated proceeds from the proposed public offering, and the planned use of such proceeds. Such forward-looking statements involve known and unknown risks and uncertainties, including, but not limited to, whether or not Glu will consummate the offering, the anticipated use of the proceeds of the offering, which could change as a result of market conditions or for other reasons, and the impact of general economic, industry or political conditions in the United States or internationally. Certain of these risks and uncertainties are or will be described in greater detail in our public filings with the SEC . Glu is not under obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

SOURCE: Glu Mobile Inc.

Investor Relations Contact:

ICR, Inc.

Seth Potter, 646-277-1230

ir@glu.com